ACCOUNTING SERVICES AGREEMENT
                     -----------------------------

     THIS ACCOUNTING SERVICES AGREEMENT is made as of this 5 day of October, 1998 (the "Agreement"), by and between Investors Research Fund, Inc., a Delaware corporation (the "Company"), and ND Resources, Inc., a North Dakota corporation ("Resources").

     WHEREAS, the Company is registered as a diversified open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Company wishes to retain Resources to provide certain fund accounting services with respect to each investment portfolio listed in Schedule A hereto, as the same may be amended from time to time by the parties hereto (collectively, the "Funds"), and Resources is willing to furnish such services;

                                   WITNESSETH:

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.   Appointment.

     The Company hereby appoints Resources to provide certain fund accounting services required by the Company for each Fund for the period, and on the terms, set forth in this Agreement. Resources accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 4 of this Agreement. In the event that the Company decides to retain Resources to act as fund accountant hereunder with respect to one or more portfolios other than the Funds, the Company shall notify Resources in writing. If Resources is willing to render such services, it shall notify the Company in writing, whereupon such portfolio shall become a Fund hereunder.

2.   Delivery of Documents.

     The Company has furnished Resources with copies, properly certified or authenticated, of each of the following:

     (a) Resolutions of the Company's Board of Directors authorizing Resources to provide certain fund accounting services to the Company and approving this Agreement;

     (b) The Company's Articles of Incorporation (the "Articles") filed with the State of Delaware and all amendments thereto;

     (c)  The Company's By-Laws and all amendments thereto (the "By-Laws");

     (d) The Investment Advisory Agreement between Fox Asset Management, Inc. (the "Adviser") and all amendments thereto (the "Advisory Agreement");

     (e) The Custody Agreement between United Missouri Bank (the "Custodian") and the Company, and all amendments thereto (the "Custody Agreement");

     (f) The Transfer Agency and Registrar Agreement between ND Resources, Inc. (the "Transfer Agent") and the Company and all amendments thereto;

     (g) The Company's Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933 and under the Investment Company Act of 1940 (the "1940 Act") (File Nos. 002-14675 and 811-00861), as declared effective by the Securities and Exchange Commission (the "SEC") on January 30, 1998, relating to shares of beneficial interest of the Company (the "Shares"), and all amendments thereto; and

     (h) Each Fund's most recent prospectus and statement of additional information, and all amendments and supplements thereto (collectively, the "Prospectuses").

     The Company will furnish Resources, from time to time, with copies, properly certified or authenticated, of all amendments of, or supplements to, the foregoing, if any. Furthermore, the Company will provide Resources with any other documents that Resources may reasonably request, and will notify Resources, as soon as possible, of any matter materially affecting the performance by Resources of its services under this Agreement.

3.   Services and Duties.

     Subject to the supervision and control of the Company, Resources under-takes to provide the following specific services:

     (a) Accounting and bookkeeping services (including the maintenance of such accounts, books, and records of the Company as may be required by Section 31(a) of the 1940 Act and the rules thereunder);

     (b)  Internal auditing;

     (c) Valuing the assets of each Fund and calculating the net asset value of the shares of the Fund at the close of trading on the New York Stock Exchange ("NYSE") on each day on which the NYSE is open for trading, and at such other times as the Board of Directors may reasonably request;

     (d) Accumulating information for and, subject to approval by the Company's Treasurer, preparing reports to the Company's shareholders of record and the SEC, including, but not necessarily limited to, Annual Reports and Semi-Annual Reports on Form N-SAR;

     (e) Assisting the Adviser, at the Adviser's request, in monitoring and developing compliance procedures for the Company, which will include, among other matters, procedures to assist the Adviser in monitoring compliance with each Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations; and

     (f) Preparing and furnishing the Company (at the Company's request) with performance information (including yield and total return information), calculated in accordance with applicable U.S. securities laws, and reporting to external databases such information as may reasonably be requested.

     (g)  Form 1099 generation and reporting.

     In performing its duties under this Agreement, Resources: (a) will act in accordance with the Articles, By-Laws, Prospectuses, and with the instructions and directions of the Company, and will conform to, and comply with, the requirements of the 1940 Act and all other applicable Federal or state laws and regulations; and (b) will consult with legal counsel to the Company, as necessary and appropriate. Furthermore, Resources shall not have, or be required to have, any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Company or any of its Funds, and shall not provide any investment advisory services to the Company or any of its Funds.

4.   Compensation and Allocation of Expenses.

     (a) For the services to be rendered, the facilities to be furnished, and the payments to be made by Resources, as provided for in this Agreement, the Company, on behalf of each Fund, will pay Resources an accounting service fee (as detailed in Schedule B to this Agreement) equal to the sum of (i) $2,500 per month on net assets from zero to $100 million, or (ii) when net assets exceed $100 million, the Fund will be billed monthly at an annual rate equal to 3 basis points (where one basis point is equal to 1/100 of 1 percent, or 0.0001) on net assets from zero to $100 million, 2 basis points on the next $100 million, and 1 basis point on only those net assets over $200 million; for example, if net assets are equal to $250 million, the monthly base-fee billing would be equal to $4,584 [($100 million x 0.0003) / 12, plus ($100 million x 0.0002) / 12, plus ($50 million x 0.0001) / 12], or [$2,500 + $1,667 + $417 =
$4,584]. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during such month and year, respectively. The services of Resources to the Company under this Agreement are not to be deemed exclusive, and Resources shall be free to render similar services or other services to others.

     (b) The Company shall compensate Resources for its services rendered, pursuant to this Agreement, in accordance with the fees set forth above. Such fees do not include out-of-pocket disbursements of Resources for which Resources shall be entitled to bill separately. Out-of-pocket disbursements shall include, but shall not be limited to, the items specified in Schedule C, annexed hereto and incorporated herein.

     (c) Resources shall not be required to pay any of the following expenses incurred by the Company: membership dues in the Investment Company Institute or any similar organization; transfer agency expenses; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; taxes and fees payable to Federal, state and other governmental agencies; fees of Directors of the Company who are not affiliated with Resources; outside auditing expenses; outside legal expenses; or other expenses not specified in this Section 4 which may be properly payable by the Company.

     (d) Resources will bill the Company, as soon as practicable after the end of each calendar month, for out-of-pocket disbursements, and said billings will be detailed in accordance with this Section and Schedule C. The Company will pay to Resources the amount of such billing within 30 days of such billing.

     (e) Upon any termination of this Agreement before the end of any month, the fee for such period shall be prorated according to the proportion which such period bears to the full month period. For purposes of determining fees payable to Resources, the value of each Fund's net assets shall be computed at the time and in the manner specified in the most recent Prospectuses.

     (f) Resources will, from time to time, employ or associate itself with such person or persons as Resources may believe to be particularly suited to assist it in performing services under this Agreement. The compensation of such person or persons shall be paid by Resources and no obligation shall be incurred on behalf of the Company in such respect.

     (g) Any compensation agreed to hereunder may be adjusted, from time to time, upon mutual agreement by both parties hereto, by attaching to Schedule B of this Agreement a revised Fee Schedule, dated and signed by an Officer of each party hereto.

5.   Limitation of Liability

     (a) Resources, its directors, officers, employees, shareholders, and agents shall not be liable for any error of judgment or mistake of law, or for any loss suffered by the Company or a Fund, in connection with the performance of this Agreement, except a loss resulting from willful misfeasance, bad faith, or negligence on the part of Resources in the performance of its obligations and duties under this Agreement.

     (b) Notwithstanding any provision in this Agreement to the contrary, Resources' cumulative liability (to the Company) for all losses, claims, suits, controversies, breaches, or damages, for any cause whatsoever (including but not limited to those arising out of or related to this Agreement), and regard-less of the form of action or legal theory, shall not exceed the lesser of
(i) $1,000,000 or (ii) three (3) times the fees received by Resources for services provided under this Agreement during the twelve (12) months immediately prior to the date of such loss or damage.

     (c) Neither party may assert any cause of action against the other party under this Agreement that accrued more than two (2) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

     (d) Each party shall have the duty to mitigate damages for which the other party may become responsible.

6.   Indemnification.

     (a) The Company shall indemnify, and hold Resources harmless from and against, any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against Resources or for which Resources may be held to be liable in connection with this Agreement or Resources' performance hereunder (a "Claim"), unless such Claim resulted from a negligent act, or omission to act, or bad faith by Resources in the performance of its duties hereunder.

     (b) The Company, or a Fund, its officers, employees, shareholders, and agents shall not be liable for, and Resources shall indemnify and hold the Company and each Fund harmless from and against any and all claims made by third parties, including costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments, and liabilities of any sort or kind, which result from a negligent act, or omission to act, or bad faith by Resources in the performance of its duties hereunder.

     (c) Resources shall indemnify, and hold the Company harmless from and against, any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Company or for which the Company may be held to be liable in connection with this Agreement or the Company's performance hereunder (a "Claim"), unless such Claim resulted from a negligent act, or omission to act, or bad faith by the Company in the performance of its duties hereunder.

     (d) Resources, its officers, employees, shareholders, and agents shall not be liable for, and the Company shall indemnify and hold Resources harmless from and against any and all claims made by third parties, including costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments, and liabilities of any sort or kind, which result from a negligent act, or omission to act, or bad faith by the Company in the performance of its duties hereunder.

     (e) In any case in which either party (the "Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly, after identifying any situation which it believes presents, or appears likely to present, a claim for indemnification against the Indemnifying Party, although the failure to do so shall not prevent recovery by the Indemnified Party, and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim, and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim, or make any compromise, in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Section 6 shall survive the termination of this Agreement.

7.   Termination of Agreement.

     (a) This Agreement shall be effective on the date first written above and shall continue for a period of three (3) years (the "Initial Term"), unless earlier terminated, pursuant to the terms of this Agreement. Thereafter, this Agreement shall automatically be renewed for successive annual periods ("Renewal Terms").

     (b) Either party may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than 90 days after the date of receipt of such notice.

     (c) In the event a termination notice is given by the Company, all expenses associated with movement of records and materials, and conversion thereof, will be borne by the Company; provided termination notice is not given as a result of willful misfeasance, bad faith, or negligence on the part of Resources in the performance of its obligations and duties under this Agreement.

     (d) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") resulting in a material loss to the other party, such other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty- (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty- (30) days written notice of such termination to the Defaulting Party. If Resources is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of Resources, with respect to services performed prior to such termination, or rights of Resources to be reimbursed for out-of-pocket expenses. In all cases, termina-tion by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement, or otherwise, against the Defaulting Party.

8.   Modifications and Waivers.

     No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless it is in writing, signed by each party. No such writing shall be effective as against Resources unless said writing is executed by the President of Resources. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

9.   No Presumption Against Drafter.

     Resources and the Company have jointly participated in the negotiation and drafting of this Agreement. The Agreement shall be construed as if drafted jointly by the Company and Resources, and no presumptions arise favoring any party by virtue of the authorship of any provision of this Agreement.

10.  Publicity.

     Neither Resources nor the Company shall release or publish news releases, public announcements, advertising, or other publicity relating to this Agree-ment, or to the transactions contemplated by it, without prior review and written approval of the other party, which approval shall not be unreasonably withheld; provided, however, that either party may make such disclosures as are required by legal, accounting, or regulatory requirements, after making reasonable efforts, in the circumstances, to consult in advance with the other party.

11.  Severability.

     The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall, in good faith, modify or substitute such provision, consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

12.  Miscellaneous.

     Any notice or other instrument authorized or required by this Agreement to be given in writing to the Company or Resources shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

     To the Company:

     Investors Research Fund, Inc.
     3757 State Street, Suite 204
     Santa Barbara, CA 93105
     Attention:  Hugh J. Haferkamp, President

     To Resources:

     ND Resources, Inc.
     1 North Main
     Minot, ND 58703
     Attention: Mark R. Anderson

     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns, and is not intended to confer upon any other person any rights or remedies hereunder. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Resources may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. Resources may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by Resources.

13.  Confidentiality.

     (a) The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensers.
The Company and Resources shall exercise reasonable care to safeguard the confidentiality of the Confidential Information of the other. The Company and Resources may each use the Confidential Information only to exercise its rights or perform its duties under this Agreement. The Company and Resources shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Company and Resources may, however, disclose Confidential Information to its employees who have a need to know the Confidential Information to perform work for the other, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed by its employees in breach of this Agreement. The Company and Resources may also disclose the Confidential Information to independent contractors, auditors and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 14. Notwithstanding the previous sentence, in no event shall either the Company or Resources disclose the Confidential Information to any competitor of the other without specific, prior written consent.

     (b)  Proprietary Information means:

            i any data or information that is completely sensitive material, and is private information, not disclosed to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company or Resources, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

           ii any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Company or Resources a competitive advantage over its competitors; and

          iii all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

     (c) Confidential Information is private information which has not been disclosed to the public, and includes, without limitation, all documents, equipment, Proprietary Information, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

     (d) The parties acknowledge that breach of the restrictions on use, dissemination or disclosure of any Confidential Information would result in immediate and irreparable harm, and money damages would be inadequate to compensate the other party for that harm. The non-breaching party shall be entitled to equitable relief, in addition to all other available remedies, to redress any such breach.

14.  Force Majeure.

     No party shall be liable for any default or delay in the performance of its obligations under this Agreement if, and to the extent, such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature, or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots, or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance by a third party, or any similar cause beyond the reasonable control of such party, including, without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for so long as such circum-stances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

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15.  Entire Agreement.

     This Agreement, and the Schedules attached hereto, constitute the entire agreement of the parties hereto, relating to the matters covered hereby, and supersede any previous agreements. If any provision is held to be illegal, unenforceable or invalid for any reason, the remaining provisions shall not be affected or impaired thereby.



IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

ND RESOURCES, INC.

By: /Robert E. Walstad/
    -------------------
Name:   Robert E. Walstad
Title:  President


INVESTORS RESEARCH FUND, INC.

By: /Hugh J. Haferkamp/
    -------------------
Name:   Hugh J. Haferkamp
Title:  President

                                                                             9

                                    SCHEDULE A
                            Dated as of 5 October, 1998


Fund(s):



INVESTORS RESEARCH FUND, INC. (Class A)



ND RESOURCES, INC.

By: /Robert E. Walstad/

Name:  Robert E. Walstad
Title: President



INVESTORS RESEARCH FUND, INC.

By: /Hugh J. Haferkamp/

Name:  Hugh J. Haferkamp
Title: President

                                                                             10

                                     SCHEDULE B
                          ACCOUNTING SERVICES FEE SCHEDULE


Accounting Services Fee Schedule
(Per Portfolio)

Per Month Minimum1                       $ 2,500.00 per month

Annual Asset-Based Fees2
First $          0 to $100,000,000     3 basis points3
Next  $	100,000,001 to $200,000,000     2 basis points
Next  $	200,000,001 and over            1 basis point

Additional Fund Classes (per each)        $ 7,000.00 per year
Special Services                             $ 75.00 per hour
Out-of-pocket Expenses	     Passed through to the Fund at cost

-------------------
1. The Fund will pay a monthly minimum charge of $2,500 until such time as the asset-based charges exceed the monthly minimum. At that point, the account-based charges will supersede the $2,500 monthly minimum.
2. Asset-based fees are calculated on average daily net assets during the month.
3.One basis point is equal to 1/100 of 1 percent, or 0.0001.

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                                  SCHEDULE C
                             OUT-OF-POCKET EXPENSES

Out-of-pocket expenses include, but are not limited to, the following:

* Overnight delivery and courier service;
* Postage;
* Outside Pricing services;
* Outside Production costs associated with Quarterly, Semi-Annual, and Annual Reports, if desired;
* Telephone and telecommunications charges;
* Terminals, transmitting lines and any expenses incurred in connection with such lines; and
* Any other unscheduled expenses incurred by Resources, whenever such expenses are not otherwise properly borne by Resources as part of its duties and obligations under the Agreement.

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